Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33716

NEWS FOR IMMEDIATE RELEASE

Contacts:
Henri Van Parys	Cindy Williams
Corporate Communications Manager	Investor Relations Manager
727.214.1072	727.214.3438
henri.vanparys@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE CORPORATION APPOINTS TODD MAVIS

EXECUTIVE VICE PRESIDENT OF OPERATIONS –

STRATEGIC GROWTH INITIATIVES

ST. PETERSBURG, Fla., August 6, 2007—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced that Todd L. Mavis joined its management team as executive vice president of operations. In this newly created position, Mavis will report directly to President and Chief Executive Officer Anand Nallathambi and will focus on providing operational oversight and promoting the continuing strategic growth initiatives of First Advantage’s business segments.

Mavis brings more than 20 years of experience to First Advantage, most recently as president and chief executive officer of Danka Business Systems of St. Petersburg, Fla. His previous positions include executive vice president and general manager of Mitchell International, and senior vice president – worldwide sales and marketing, of Checkmate Electronics.

“Todd brings to First Advantage a diverse background with experience in strategic operations and global organizational leadership,” stated Nallathambi. “Over the last three years, First Advantage has experienced a tremendous amount of growth, requiring management to focus on strategic growth initiatives, day-to-day operational oversight and integration of corporate infrastructure.

“In response to our expansive growth over a relatively short period, we have decided to expand the executive operational roles into two distinct categories. Todd will bring valued expertise to provide strategic oversight and leadership to our business units in growing the businesses, guiding the continuing integration efforts and extending our reach into the various business verticals we serve.

“Akshaya Mehta, who will continue to report to me, will assume the title of executive vice president of operations and focus on corporate infrastructure services. In this role, Akshaya will focus on corporate security and technology functions. We are very fortunate to have two seasoned operational professionals to further guide and strengthen our company’s strategic initiatives. Akshaya has a proven record in dealing with very complex technology and infrastructure issues and we are excited about our new operational structure.”

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First Advantage Appoints Todd Mavis

“I am very happy to be a part of such a dynamic and growing company as First Advantage, and I look forward to providing leadership and operational expertise to a company which has clearly established itself as a leader in its industry, stated Mavis.

Mavis received his bachelor’s degree in Marketing and Administration from the University of Oklahoma and his Master’s in Business Administration from San Diego State University.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and specialty finance markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 4,700 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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